Contact: Amber Wallace
Vice President of Marketing
Farmers National Bank
330-720-6441
awallace@fnbcanfield.com

FOR IMMEDIATE RELEASE

FARMERS NATIONAL BANC CORP. ANNOUNCES AGREEMENT TO ACQUIRE BUTLER WICK TRUST COMPANY FROM
UNITED COMMUNITY FINANCIAL CORP.

CANFIELD, Ohio, January 7, 2009 – Farmers National Banc Corp. (“Farmers” OTCB: FMNB) announced today that it has entered into a Stock Purchase Agreement with United Community Financial Corp. (“UCFC”) to acquire all of the outstanding capital stock of Butler Wick Trust Company, Inc. (“Butler Trust”) a wholly-owned subsidiary of Butler Wick Corp. Formed in 1995, Butler Trust provides investment, trust, and estate services to private individuals and small corporate clients with a high level of attention and confidentiality.

Under the Stock Purchase Agreement, Farmers will acquire the capital stock of Butler Trust Company from Butler Wick Corp. for cash in the amount of $12.125 million, subject to certain adjustments. The acquisition is expected to close during the first quarter of 2009. “The acquisition brings together two long-time Mahoning Valley companies through a combination that is consistent with Farmers’ wealth management and trust strategic vision,” stated Frank L. Paden, President and CEO of Farmers.

“We believe that a combination of Farmers and Butler Wick Trust Company represents a win-win for our respective organizations. We appreciate that Butler Trust Company will bring us the opportunity to offer trust services, thereby complementing our core retail banking and asset management franchises,” stated John S. Gulas, Chief Operating Officer of Farmers.

Business is expected to remain as usual at Butler Trust Company throughout the transition period. Shortly after closing, the name of the organization is expected to be changed to Farmers National Trust Company, a wholly-owned, independent subsidiary of Farmers National Banc Corp. James H. Sisek will remain President & Chief Executive Officer of the acquired entity, and he will report directly to Mr. Gulas. Butler Trust Company clients will continue to work with the same client representatives, officers and employees. Locations, telephone numbers and client statements will not change.

“Our partnership is strategic in nature; we share a similar history and culture to Farmers, and that is what helped draw our two firms together,” said James H. Sisek, President & Chief Executive Officer of Butler Trust Company. “We strive to continue exceeding our clients’ expectations through our association with Farmers; we are excited about a combination that will allow us to serve them even better,” he added.

The Stock Purchase Agreement contains certain customary representations, warranties and covenants on the part of Farmers and UCFC. The consummation of the transaction is subject to a number of customary closing conditions and the approval of all required governmental and other regulatory entities.

About The Companies:

Farmers National Banc Corp of Canfield, OH

•	Farmers National Banc Corp. (“Farmers”) is a one-bank holding company headquartered in Canfield, Ohio.

•	Fully diluted market capitalization in excess of $60 million.

•	Farmers’ principal subsidiary is the Farmers National Bank of Canfield, chartered in 1887 as a national bank, an independently-owned community bank.

•	The bank offers full-service financial services in commercial and retail banking with the exception of trust services. Additional information can be found on the Company’s website: www.fnbcanfield.com.

•	Its main business is conducted out of 16 offices located in the counties of Mahoning, Columbiana, and Trumbull, in Northeastern Ohio.

•	The bank is a member of the Federal Reserve System and Federal Deposit Insurance Corporation and is subject to supervision and regulation by the Comptroller of the Currency, Administrator of National Banks.

Butler Wick Trust Company

•	Founded in 1995 and wholly owned by Butler Wick Corp, which is a wholly-owned subsidiary of United Community Financial Corp. (NASDAQ: UCFC).

• •	$700M in trust assets Corporate offices in Youngstown and Howland, Ohio.

•	Butler Wick Trust Company is a state bank chartered by the Ohio Division of Financial Institutions to provide complete fiduciary services including estate planning, trust administration, advisory services, IRA’s and employee benefit profit sharing plans in accordance with Chapter 1111 of the Ohio Revised Code.

•	Employs 27 trust professionals in two locations in the State of Ohio.

Park Sutton Advisors, LLC, a New York-based investment banking boutique that specializes in the asset & wealth management industry, and Niehaus & Associates in Toledo, OH, served as financial and legal advisors to Farmers in connection with the transaction.

Forward Looking Statements:

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), and this statement is included for the express purpose of protecting Farmers National Banc Corp. under this Act’s safe harbor provisions. The forward-looking statements are subject to risks and uncertainties that may cause actual results and actions of the Company to differ materially from those projected, including: the price of the Company’s stock in the market, availability and liquidity of the Company’s stock, conditions in the stock market, general economic conditions; business conditions in the banking industry; the regulatory environment; new legislation; fluctuating interest rate environments and other matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Farmers National Banc Corp. undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release.